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Exhibit 10.5

Execution Copy

EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is entered into as of November 18, 2004 by and between Frank P. Crampton, an individual ("Executive"), and Aircraft Braking Systems Corporation, a Delaware corporation (the "Company").

        1.     Employment by the Company and Term.

          (a)   Full Time and Best Efforts. Subject to the terms set forth herein, the Company agrees to employ Executive as its Senior Vice President—Marketing and in such other executive capacities, commensurate with Executive's position, as may be requested from time to time by the Company's Board of Directors (the "Board") or a duly authorized committee thereof, and Executive hereby accepts such employment. Executive shall render such other services for each of the Company and corporations controlled by or controlling the Company, and to successor entities and assignees of the Company (the "Affiliates"), as the Company may from time to time reasonably request and shall be consistent with the duties Executive is to perform for the Company and with Executive's experience. During the term of his employment with the Company, Executive will devote his full business time and use his best efforts to advance the business and welfare of the Company, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company, or that would interfere with his duties hereunder; provided, however, that it is understood and agreed by the parties that Executive shall not be precluded from involvement in charitable or civic activities, serving as a member of the board of directors of any other business enterprise or engaging in personal financial investment activities to the extent the same do not compete with or materially interfere with his time or attention to the business of the Company or otherwise violate the terms of this Agreement.

          (b)   Duties. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his position as the Company's Senior Vice President—Marketing, consistent with the Bylaws of the Company and as reasonably required by the Board. Executive shall report to the President and Chief Executive Officer of K&F Industries, Inc, a Delaware corporation ("K&F").

          (c)   Location. The principal location of Executive's employment shall be at the Company's executive office located in Akron, Ohio, although Executive understands and agrees that he may be required to travel from time to time for Company business reasons.

          (d)   Company Policies. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

          (e)   Term. The initial term of employment of Executive under this Agreement shall begin immediately following the effective date of the closing of the purchase of all of the outstanding capital stock of the Company in accordance with that certain Stock Purchase Agreement, dated as of October 15, 2004, by and among K&F, AAKF Acquisition, Inc., a Delaware corporation ("Aurora"), and the stockholders named on Exhibit A therein (the "Effective Date") for an initial term ending on the third (3rd) anniversary of the Effective Date (such period, the "Initial Term"), subject to the provisions for termination set forth herein and renewal as provided in Section 1(f) below.

          (f)    Renewal. Unless either party shall have given the other notice that this Agreement shall not be renewed at least ninety (90) days prior to the end of the Initial Term, the term of this Agreement shall be automatically extended for a period of one year, such procedure to be followed in each such successive period. Each extended term shall continue to be subject to the provisions for termination set forth herein.

        2.     Compensation and Benefits.

          (a)   Base Salary. Executive shall receive for services to be rendered hereunder a salary at the rate of $18,083.33 per month payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of the Company's salaried employees (the "Base Salary"). The Base Salary will be reviewed by and shall be subject to increase (but not decrease) at the sole discretion of the Board or the compensation committee of the Board each year during the term of this Agreement; provided that Executive's Base Salary for 2005 shall be reviewed by the Board or the compensation committee during January 2005.

          (b)   Participation in Benefit Plans. During the term hereof, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health, accident, disability, retirement, deferred compensation or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof. The Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs as it deems appropriate, provided any such amendment or elimination does not violate the terms of such program, applicable law or the terms of this Agreement. Executive shall also participate in all fringe benefits offered by the Company to any of its executives at Executive's level.

          (c)   Vacation. Executive shall be entitled to a period of annual vacation that is consistent with the Company's vacation policy in effect from time to time; provided, however, that in no event shall Executive be entitled to less than three (3) weeks of annual vacation. The days selected for Executive's vacation must be mutually and reasonably agreeable to the Company and Executive.

          (d)   Executive Medical Plan. During the term of this Agreement, the Company agrees that, in addition to any group health insurance plan in which Executive is eligible to participate, it shall continue to maintain, at its expense, the supplemental executive medical/dental expense reimbursement plan known as the K&F Industries, Inc. Insurance and Health Plan (GP-655199-B), or a comparable arrangement, providing an annual benefit of not less than Four Thousand Dollars ($4,000) in respect of medical/dental expenses incurred by Executive and Executive's covered dependents.

          (e)   Supplemental Life Insurance. During the term of this Agreement, the Company agrees that, in addition to any group life insurance plan or program in which Executive is eligible to participate, it shall satisfy all obligations and make all payments necessary to maintain a Five Hundred Thousand Dollar ($500,000) supplemental whole life insurance policy on Executive's life, payable to Executive's estate and/or beneficiaries as designated by Executive under such policies. The Company may obtain additional life insurance on Executive's life payable for the benefit of the Company, and Executive agrees to cooperate in the obtaining of any such insurance.

        3.     Bonus.

          (a)   Performance-Based Bonus. Executive shall be eligible for performance-based bonuses awarded on an annual calendar year basis provided the Company achieves financial objectives established by the Company's management and approved by the Board for such calendar year. For calendar year 2004, the target financial objectives shall be those previously established and approved by the Board, which in the case of Executive is the achievement of consolidated EBITDA-I of $140,696,000. For calendar years 2005 and following, the target financial objectives shall be established by the Company's management and approved by the Board for the applicable calendar year in a like manner such that Executive shall have the opportunity to realize a performance based bonus consistent with prior practice. Approval of the applicable financial objectives by the Board shall occur (i) on or before March 31 of the calendar year provided that the Company's management has furnished the Board with the proposed annual budget by December 31 of such prior calendar year or (ii) if the Company's management has not furnished the Board with the proposed annual budget by December 31, as soon as reasonably practicable after the Company's management has furnished the Board with the proposed annual budget. Subject to the provisions of this Section 3(a), Executive shall be provided the opportunity to earn up to an additional 50% of Executive's annual Base Salary then in effect in performance-based bonus compensation if the Company achieves 90% of the targeted financial objectives for the applicable calendar year. Subject to the immediately following sentence, performance-based bonuses that are earned with respect to any calendar year will be payable no later than the end of the first calendar quarter of the following calendar year. If Executive resigns before the last day of a calendar year (other than for a Material Breach (as hereinafter defined)) or is discharged by the Company for Cause (as hereinafter defined) before the last day of such calendar year, Executive will not be entitled to receive a performance-based bonus pursuant to Section 3(a) for such calendar year. If Executive's employment terminates prior to the last day of a calendar year for any other reason, Executive shall be entitled to receive a pro rata part of the performance-based bonus for such calendar year pursuant to Section 3(a). Such pro rata part shall equal the total performance-based bonus that would have been payable had Executive remained employed for all of such calendar year multiplied by a fraction, the numerator of which is the number of days elapsing in such calendar year through the date Executive's employment terminates and the denominator of which is 365. Notwithstanding anything herein to the contrary, in the event the Company does not achieve 90% of the targeted financial objectives approved by the Board for any calendar year, Executive will only be entitled to receive a performance-based bonus pursuant to this Section 3 for such calendar year if the Board, in its sole and absolute discretion, elects to pay such a bonus to Executive.

          (b)   Deferred Bonus Plan. Executive shall be eligible for deferred performance-based bonuses awarded at the discretion of the Board each calendar year, provided the Company's EBITA for such year is at least 105% (or such other percentage as the Board may determine at its discretion) of the prior year's EBITA. Subject to the terms of this Section 3(b), any deferred bonuses awarded to Executive shall be paid in three equal annual installments commencing on the second January 15 following the year for which the bonus was awarded. For calendar year 2004, a deferred bonus will be awarded (and paid in equal installments on January 15 of 2006, 2007 and 2008) if the Company's EBITA for 2004 is $104,550,000 (105% of 2003 EBITA). If prior to January 15 of any year for which a deferred bonus installment payment is due Executive resigns (other than for a Material Breach (as hereinafter defined)) or Executive is discharged by the Company for Cause (as hereinafter defined), Executive shall forfeit all remaining unpaid deferred bonus payments. If Executive's employment terminates prior to January 15 of any year for which an installment payment is due for any other reason, Executive shall be entitled to receive the full amount of the remaining installments as if Executive had remained employed by the Company.

        4.     Options. Aurora has reserved up to five percent (5%) of the fully-diluted shares of Aurora's common stock, par value $0.01 (the "Common Stock"), as of the Effective Date (the "Option Pool") for stock options available for grant to Executive and other members of the Company's executive management under the Aurora Acquisition, Inc. 2004 Stock Incentive Plan (the "Stock Plan"). Aurora shall grant Executive from the Option Pool options to purchase five percent (5%) of the Option Pool (the "Executive Options") at an exercise price equal or equivalent to the initial price per share paid by Aurora Equity Partners II L.P. or any of its affiliates for the Company's common stock immediately prior to the Effective Date. The Executive Options shall have a five (5) year vesting schedule with twenty percent (20%) of the options vesting at the end of each of the first five (5) years following the Effective Date. Unvested Executive Options scheduled to vest at the end of a year in which Executive's employment is terminated by the Company without Cause pursuant to Section 6(d) below or by Executive pursuant to Section 6(b)(i) below shall vest pro rata according to the number of months Executive was employed in such year of termination. Upon a change of control of Aurora (as defined in the Stock Plan or the relevant option agreement between Aurora and Executive) while Executive is employed by the Company, the vesting schedule of the Executive Options shall accelerate and thereafter all Executive Options shall be exercisable in full in accordance with the provisions of the Stock Plan and the relevant option agreement between Aurora and Executive. The additional terms of the Executive Options shall be set forth in an option agreement to be entered into between Aurora and Executive.

        5.     Reasonable Business Expenses and Support. Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder, including appropriate professional fees and dues. Executive shall be furnished reasonable office space, assistance, including an administrative assistant, and facilities located in Akron, Ohio.

        6.     Termination of Employment. The date on which Executive's employment by the Company ceases, under any of the following circumstances, shall be defined herein as the "Termination Date."

          (a)   Termination for Cause.

            (i)    Termination; Payment of Accrued Benefits. Subject to the Company's notification obligations and Executive's cure rights as set forth in Section 6(a)(ii), the Board may terminate Executive's employment with the Company at any time for Cause, upon proper written notice to Executive of the circumstances leading to such termination for Cause. In the event that Executive's employment is terminated for Cause, Executive shall receive payment for all accrued Base Salary and vacation time through the Termination Date, which in this event shall be the date upon which proper written notice of termination is given, and any other compensation and benefits (other than severance benefits) to which he is entitled under the terms of any of the Company's employee benefit plans, policies, programs or arrangements (collectively, the "Accrued Benefits"). The Company shall have no further obligation to pay severance benefits of any kind whether under this Agreement or otherwise.

            (ii)   Definition of Cause. For purposes of this Agreement, "Cause" means the occurrence or existence of any of the following with respect to Executive, as determined in good faith by a majority of the disinterested directors of the Board: (a) a material breach by Executive of any of his material obligations hereunder (other than by reason of Executive's incapacity) which remains uncured after the lapse of thirty (30) days following the date that the Company has given Executive written notice thereof; (b) a material breach by Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its Affiliates which has not been approved by a majority of the disinterested directors of the Board, if in any such case such material breach remains uncured after the lapse of thirty (30) days following the date that the Company has given Executive written notice thereof; (c) the repeated material breach by Executive of any material duty referred to in clause (a) or (b) above as to which at least two (2) written notices have been given pursuant to such clause (a) or (b); (d) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its Affiliates; (e) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; (f) intentional infliction of any damage of a material nature to any property of the Company or any of its respective Affiliates; or (g) the repeated non-prescription abuse of any controlled substance or the repeated abuse of alcohol or any other non-controlled substance which, in any case described in this clause, the Board reasonably determines renders Executive unfit to serve in his capacity as an officer of the Company.

          (b)   Termination by Executive.

            (i)    Executive shall have the right, at his election, to terminate his employment with the Company by written notice to the Company to that effect if (1) the Company shall have failed to perform a material condition or covenant of this Agreement (a "Material Breach"); provided, however, that termination for a Material Breach will not be effective until Executive shall have given written notice specifying the claimed breach and, provided such breach is curable, the Company fails to correct the claimed breach within thirty (30) days after the receipt of the applicable notice (but within ten (10) days if the failure to perform is a failure to pay monies when due under the terms of this Agreement), or (2) the Company repeatedly commits a Material Breach as to which at least two (2) written notices have been given pursuant to this Section 6(b)(i). If Executive terminates his employment with the Company pursuant to this Section 6(b)(i), then Executive shall be entitled to receive the benefits provided in Section 6(d)(i) or (ii) hereof, as applicable. For avoidance from doubt, (A) a substantial reduction in Executive's title, duties or responsibilities as the Company's Senior Vice President—Marketing, including, without limitation, any circumstance whereby Executive is effectively precluded (other than due to Executive's incapacity) from performing a material portion of the duties associated with his position as a result of any action or inaction on the part of any officers, directors or employees of the Company or its affiliates, (B) the relocation of Executive's office by more than 50 miles from its current location without Executive's consent, (C) any reduction in Executive's Base Salary or a material reduction in the fringe benefits that are being provided to senior executives of the Company, or (D) the failure of any successor to all or substantially all of the business and/or assets of the Company to assume this Agreement, shall be deemed to constitute a Material Breach.

            (ii)   Executive shall have the right, at his election, to terminate his employment with the Company for reasons other than a Material Breach by sixty (60) days' prior written notice to that effect. In the event of termination by Executive pursuant to this Section 6(b)(ii), the Company shall have no severance benefit requirements except that (1) Executive shall be entitled to the Accrued Benefits, less requisite withholdings for tax and social security purposes and (2) Executive shall be entitled to exercise all vested Executive Options in accordance with their terms for a period of ninety (90) days after such Termination Date.

          (c)   Termination Upon Disability. The Company may terminate Executive's employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, for ninety (90) consecutive days or for one hundred twenty (120) days within any one hundred eighty (180) day period. After the Termination Date, which in this event shall be the date upon which notice of termination is given, no further compensation will be payable under this Agreement except that (1) Executive shall be entitled to the Accrued Benefits, less requisite withholdings for tax and social security purposes, and (2) Executive shall be entitled to exercise all vested Executive Options in accordance with their terms for a period of ninety (90) days after such Termination Date, and (3) Executive shall be entitled to any amounts payable in respect of any bonuses as provided in Sections 3(a) and (b).

          (d)   Termination Without Cause; Termination by Executive Pursuant to Section 6(b)(i). The Company may terminate Executive's employment at any time for other than Cause or disability and Executive may terminate his employment as a result of a Material Breach, in which event the following shall apply:

            (i)    Termination Payments during the Initial Term. In the event that Executive's employment is terminated by the Company without Cause or by Executive pursuant to

    Section 6(b)(i) hereof during the Initial Term, (1) Executive shall be entitled to exercise all vested Executive Options in accordance with their terms for a period of twelve (12) months after such Termination Date, (2) the Company shall pay Executive any Accrued Benefits, (3) the Company shall pay Executive severance in an amount equal to his then Base Salary for the balance of the Initial Term, but in no event less than twelve (12) months, and (4) the Company shall pay Executive an amount in respect of Executive's bonus pursuant to Sections 3(a) and (b). Such termination benefits shall be paid, less requisite withholdings for tax and social security purposes, (A) in the case of severance, over such term in monthly pro rata payments commencing as of the Termination Date, (B) in the case of the Accrued Benefits, promptly after such Termination Date in conformity with applicable law and the applicable benefit plan, program or policy, and (C) in the case of Executive's bonus, in a lump sum promptly upon determination of the bonus, if any, pursuant to Section 3(a) and amounts in respect of Executive's deferred bonus pursuant to Section 3(b).

            (ii)   Termination Payments After the Initial Term. In the event that the term of this Agreement is extended pursuant to Section 1(f) hereof (an "Extension Period"), and, at any time thereafter, Executive's employment is terminated by the Company without Cause or by Executive pursuant to Section 6(b)(i) hereof, (1) Executive shall be entitled to exercise all vested Executive Options in accordance with their terms for a period of twelve (12) months after such Termination Date, (2) the Company shall pay Executive the Accrued Benefits, (3) the Company shall pay Executive severance in an amount equal to twelve (12) months of his then Base Salary, and (4) the Company shall pay Executive an amount in respect of Executive's bonus pursuant to Sections 3(a) and (b). Such benefits shall be paid, less requisite withholdings for tax and social security purposes, (A) in the case of severance, over such term in monthly pro rata payments commencing as of the Termination Date, (B) in the case of the Accrued Benefits, promptly after such Termination Date in conformity with applicable law and the applicable benefit plan, program or policy, and (C) in the case of bonus, in a lump sum promptly upon determination of the bonus, if any, pursuant to Section 3(a) and amounts in respect of Executive's deferred bonus pursuant to Section 3(b).

            (iii)  Non-renewal upon end of the Initial Term. In the event that the parties hereto do not renew the Initial Term for an additional term of one year pursuant to Section 1(f) hereof, (1) Executive shall be entitled to exercise all vested Executive Options in accordance with their terms for a period of twelve (12) months after such Termination Date, (2) the Company shall pay Executive the Accrued Benefits, (3) the Company shall pay Executive severance in an amount equal to twelve (12) months of his then Base Salary, and (4) the Company shall pay Executive an amount in respect of Executive's bonus pursuant to Sections 3(a) and (b). Such benefits shall be paid, less requisite withholdings for tax and social security purposes, (A) in the case of severance, over such term in monthly pro rata payments commencing as of the Termination Date, (B) in the case of the Accrued Benefits, promptly after such Termination Date in conformity with applicable law and the applicable benefit plan, program or policy, and (C) in the case of bonus, in a lump sum promptly upon determination of the bonus, if any, pursuant to Section 3(a) and amounts in respect of Executive's deferred bonus pursuant to Section 3(b).

            (iv)  The Company shall not be obligated to pay any termination payments under Section 6(d)(i), (ii) or (iii) above if Executive breaches the provisions of Section 7, 8, 9 or 10 below.

          (e)   Benefits Upon Termination. All welfare-type benefits provided under Sections 2(b) and 2(d) shall be extended, at Company cost, to the extent permitted by the Company's insurance policies and benefit plans, for twelve (12) months after Executive's Termination Date, except (a) as required by law (e.g., COBRA health insurance continuation election) or (b) in the event of a termination described in Section 6(a) or 6(b)(ii). In the event the Company's insurance policies or plans do not allow Executive to continue as a participant following his termination, the Company shall make a cash payment to Executive equal to the equivalent cost of such coverage that is not provided to Executive.

          (f)    Termination Upon Death. If Executive dies prior to the expiration of the term of this Agreement, the Company shall (i) continue coverage of Executive's dependents under all welfare-type benefit plans or programs of the type listed above in Section 2(b) herein for a period of twelve (12) months, (ii) pay to Executive's estate the Accrued Benefits, less requisite withholdings for tax and social security purposes, promptly after such Termination Date in conformity with applicable law and the applicable benefit plan, program or policy, and (iii) pay to Executive's estate any amounts payable in respect of any bonuses as provided in Sections 3(a) and (b). In the event the Company's insurance policies or plans do not allow for continued coverage of Executive's dependents, the Company shall make a cash payment to Executive's estate equal to the equivalent cost of such coverage that is not provided.

          (g)   Duty to Mitigate; Termination of Severance Benefits. The Company hereby acknowledges that it will be difficult and may be impossible for Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation and other benefits by the Company to Executive in accordance with the terms of this Section 6 is hereby acknowledged by the Company to be reasonable, and Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise.

        7.     Proprietary Information Obligations. During the term of employment under this Agreement, Executive will have access to and become acquainted with the Company's and any of its respective Affiliates' confidential and proprietary information, including, but not limited to, information or plans regarding the Company's and its respective Affiliates' customer relationships, personnel, or sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively "Proprietary Information"). Executive shall not disclose any of the Company's or any of its respective Affiliates' Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment for the Company or as authorized in writing by the Company. All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of the Company or any of its respective Affiliates, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company and its Affiliates, and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive's duties hereunder, and if removed shall be immediately returned to the Company upon any termination of his employment; provided, however, that Executive may retain copies of documents reasonably related to his interest as a shareholder and any documents that were personally owned by Executive, which copies and the information contained therein Executive agrees not to use for any business purpose. Notwithstanding the foregoing, Proprietary Information shall not include (i) information which is or becomes generally public knowledge or public except through disclosure by Executive in violation of this Agreement and (ii) information that may be required to be disclosed by applicable law, regulation, court order, court decree, or judicial process (so long as prompt written notice is provided by Executive to the Company, calculated to provide the Company with an opportunity to obtain a restraining order or other recourse).

        8.     Sole Property of Company.

          (a)   Executive acknowledges and agrees that all the now and hereafter existing literary material, inventions, ideas, service marks, products, trademarks, copyrights, trade names, service names, designs, patents, programs, documents, data, methods, analyses, reports, discoveries, improvements, trade secrets, techniques, processes, know-how and any other intellectual property rights, whether or not subject to patent, trademark, copyright or trade secret protection and whether or not reduced to practice or reduced to writing, which was created either alone or jointly with others (the "Intellectual Property") during the course of Executive's employment with the Company or any of its respective Affiliates (the "Company Intellectual Property") shall be the sole property of the Company and Executive hereby assigns to the Company his entire right and interest in and to all the now and hereafter existing Company Intellectual Property. The Company or any other entity designated by the Company shall be the sole owner of all domestic and foreign rights pertaining to the now and hereafter existing Company Intellectual Property.

          (b)   Notwithstanding any provision in this Agreement to the contrary, Section 8(a) shall not apply to any Intellectual Property which was developed entirely on Executive's own time without using the Company's equipment, supplies, facilities or trade secret information except for Intellectual Property that either (i) relates directly at the time of conception or reduction to practice to the Company's business or actual or demonstrably anticipated research or development, or (ii) results directly from any work performed by Executive for the Company or any of its Affiliates within the twelve month period immediately preceding the time of conception or reduction to practice of such Intellectual Property.

        9.     Noninterference. While employed by the Company and for a period of twelve (12) months after termination of Executive's employment (or, if longer, the period over which Executive's Base Salary will be continued following a termination of employment), Executive agrees not to interfere with the business of the Company or any of its Affiliates by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing any existing or future employee of the Company or any of its Affiliates or any of their respective successors to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer.

        10.   Noncompetition. Executive agrees that during the term of this Agreement and for a period of twelve (12) months after termination of Executive's employment (or, if longer, the period over which Executive's Base Salary will be continued following a termination of employment), except on behalf of the Company and its Affiliates, he will not, without the prior consent of the Company, directly or indirectly, (i) engage, invest, participate or be interested in any business competing with the Company or any of its Affiliates in its participation in any part of the Business (as defined below) anywhere in the world; (ii) have an interest in, own, manage, operate, control, or be connected with, as an employee, consultant, officer, director, lender, partner, stockholder or joint venturer, in any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business which is in competition with the business of the Company or any of its respective Affiliates anywhere in the world; provided, however, that the foregoing shall not prevent Executive from being a stockholder of less than 1% of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (iii) accept any business from any material customer or supplier of the Company, any of its Affiliates or any of their respective successors if the purpose or effect of such is to, or is reasonably likely to, or solicit or encourage any such person to, terminate or adversely alter in any material respect any relationship such person may have with the Company, any of its Affiliates or any of their respective successors. For purposes of this Section 10, the business of the Company and its Affiliates, as currently conducted, is the design, development and manufacturing of aircraft wheels, brakes and brake control systems for commercial, military and general aviation aircraft and the manufacture of aircraft fuel tanks, iceguards, inflatable oil booms and specially coated fabrics with storage, shipping, environmental and rescue applications for commercial and military uses (the "Business"). For avoidance from doubt, a business which is in competition with the Business shall not include companies and firms that are customers or vendors of the Company that are not in competition with the Business or any affiliate of a company that is in competition with the Business so long as such affiliate is not in competition with the Business.

        11.   Indemnification. The Company hereby agrees to indemnify and hold harmless Executive against any liability, cost or expense arising out of Executive's association with the Company to the full extent legally permissible under the Delaware General Corporation Law, as such law may be amended from time to time. Solely in consideration for the Company's agreement to indemnify and hold harmless Executive pursuant to this Section, after the termination of Executive's employment with the Company, Executive agrees, at the Company's expense, to fully assist, consult and cooperate in good faith with the Company, as requested by the Company, in connection with (i) any pending or threatened or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether Executive is a named or threatened party to such action, suit or proceeding, (ii) any appeal in such an action, suit or proceeding, and (iii) any inquiry or investigation that could lead to such an action, suit or proceeding.

        12.   Miscellaneous.

          (a)   Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of two days following personal delivery (including personal delivery by telecopy or telex), or the fourth day after mailing by first class mail to the recipient at the address indicated below:

    To the Company:

    K&F Industries, Inc.
    c/o Aurora Capital Group
    10877 Wilshire Boulevard
    Suite 2100
    Los Angeles, California 90024
    Attention: Richard K. Roeder
    Telecopier: (310) 824-2791

    With copies to:

    Aurora Capital Group
    10877 Wilshire Boulevard
    Suite 2100
    Los Angeles, California 90024
    Attention: Richard K. Roeder
    Telecopier: (310) 824-2791

    Gibson, Dunn & Crutcher LLP
    333 South Grand Avenue
    Los Angeles, California 90071-3197
    Attention: Bruce D. Meyer, Esq.
    Telecopier: (213) 229-7520

    To Executive:

    Mr. Frank Crampton
    5545 Foxchase Avenue, N.W.
    Canton, OH 44718
    Telecopier: (330) 796-1605

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

          (b)   Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

          (c)   Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

          (d)   Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

          (e)   Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

          (f)    Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

          (g)   Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

          (h)   Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

          (i)    Waiver. Except as provided herein, the waiver by either party of the other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

          (j)    Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

          (k)   Construction. The parties acknowledge that this Agreement is the result of arm's-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

        13.   Arbitration.

          (a)   Any disputes or claims arising out of or concerning Executive's employment or termination by the Company, whether arising under theories of liability or damages based upon contract, tort or statute, shall be determined exclusively by arbitration before a single arbitrator in accordance with the employment arbitration rules of the American Arbitration Association ("AAA"), except as modified by this Agreement. The arbitrator's decision shall be final and binding on all parties. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In recognition of the fact that resolution of any disputes or claims in the courts is rarely timely or cost effective for either party, the Company and Executive enter this mutual agreement to arbitrate in order to gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure.

          (b)   Any arbitration shall be held in Executive's place of employment with the Company. The arbitrator shall be an attorney with substantial experience in employment matters, selected by the parties alternately striking names from a list of five such persons provided by the AAA office located nearest to the place of employment, following a request by the party seeking arbitration for a list of five such attorneys with substantial professional experience in employment matters. If either party fails to strike names from the list, the arbitrator shall be selected from the list by the other party.

          (c)   Each party shall have the right to take the depositions of a maximum of three individuals, as deemed appropriate by such party. Each party shall also have the right to propound requests for production of documents to any party and the right to subpoena documents and witnesses for the arbitration. Additional discovery may be made only where the arbitrator selected so orders upon a showing of substantial need. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

          (d)   The Company and Executive agree that they will attempt, and they intend that they and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within one hundred twenty (120) days from the date of selection of the arbitrator; provided, however, that the arbitrator shall be entitled to extend such 120-day period for a total of two one hundred twenty (120) day periods. The arbitrator shall immediately deliver a written award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith.

          (e)   The Company shall pay the fees and expenses of the arbitrator. Each party shall pay its own attorney fees and costs including, without limitation, fees and costs of any experts. However, attorney fees and costs incurred by the party that prevails in any such arbitration commenced pursuant to this Section 13 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 13 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 13 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrator or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this paragraph with respect to such arbitration shall be determined by the arbitrator.

          (f)    In a contractual claim under this Agreement, the arbitrator shall have no authority to add, delete or modify any term of this Agreement.

          (g)   In the event that more than one dispute is submitted to arbitration by the Company or Executive pursuant to any agreement between the Company and Executive, including under this

  Agreement, and one or more additional agreements to which the Company and Executive are parties, all such matters shall be consolidated into a single arbitration proceeding so as to avoid, to the extent possible, more than one simultaneous arbitration proceeding between the Company and Executive.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

FRANK P. CRAMPTON
/s/ FRANK P. CRAMPTON Date: November 18, 2004
AIRCRAFT BRAKING SYSTEMS CORPORATION
By:	/s/ KENNETH M. SCHWARTZ Name: Kenneth M. Schwartz Title: President Date: November 18, 2004

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  Exhibit 10.5
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EMPLOYMENT AGREEMENT